Exhibit 99.1

VSE Corporation Appoints Benjamin E. Thomas Aviation Segment President

Alexandria, Virginia, September 22, 2020 – VSE Corporation (NASDAQ: VSEC), a leading provider of distribution and maintenance, repair and overhaul (MRO) services for land, sea and air transportation assets in the public and private sectors, today named Benjamin E. Thomas as President of the Company’s Aviation Segment, reporting to President and CEO John Cuomo. Mr. Thomas’ appointment is effective mid-October 2020.

Mr. Thomas is an aviation industry veteran with deep experience in the aftermarket distribution and services sectors. He will assume responsibility for the Aviation Segment, including ownership of the strategic oversight of the MRO services and product distribution businesses, as well as sourcing, customer relationships, capital allocation and acquisitions. Previously, Mr. Thomas managed aftermarket growth strategies in the aerospace consumables market for Boeing Global Services and KLX Aerospace Solutions (“KLX”). At Boeing, he led a multi-national $2 billion product line, strategy and integration team. As a corporate vice president at KLX, Mr. Thomas had a similar role and was additionally responsible for aftermarket sales, e-commerce and pricing strategy. Mr. Thomas has a track record of consistent, market-leading growth achievements, including both organic and acquisition-related initiatives. He has a master’s degree in business administration from Harvard Business School and a bachelor’s degree in industrial and systems engineering from the University of Southern California.

VSE President and Chief Executive Officer John Cuomo said, “Ben is an exceptional business leader whose deep aftermarket expertise and industry relationships position him as a valued addition to our executive team. Our Aviation Segment remains an important long-term growth engine for VSE, particularly as we continue to expand our product and service offering with both new and existing customers in global markets. Given Ben’s track record of value creation, he is well-suited to lead the ongoing transformation of this segment.”

ABOUT VSE CORPORATION
VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results to vary materially from those indicated or anticipated by such statements. Many factors could cause actual results and performance to be materially different from any future results or performance, including, among others, the risk factors described in our reports filed or expected to be filed with the SEC. Any forward-looking statement or statement of belief speaks only as of the date of this press release. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR RELATIONS CONTACT:     Noel Ryan | Phone: 720.778.2415 | Investors@vsecorp.com